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Exhibit 3.62

ARTICLES OF INCORPORATION
OF
SHADOW III, INC.

        FIRST:    The name of the corporation is:

Shadow III; Inc.

        SECOND:    The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

        THIRD:    The name and complete address in this State of the corporation's initial agent for service of process is:

Edward M. Lake, CFO
SYS Technologies
5050 Murphy Canyon Road, Suite 200
San Diego, CA 92123

        FOURTH:    The corporation is authorized to issue a total of one million (1,000,000) shares of Common Stock ("Common Stock").

        FIFTH:    The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

        SIXTH:    The corporation is authorized to provide indemnification of its agents (as defined in Section 317(a) of the California Corporations Code) to the fullest extent permissible under California law through bylaw provisions, agreements with its agents, vote of the shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code. The corporation is further authorized to provide insurance for agents as set forth in Section 317 of the California Corporations Code.

        SEVENTH:    Any repeal or modification of the foregoing provisions of Articles Fifth and Sixth by the shareholders of the corporation shall not adversely affect any right or protection of an agent of this corporation existing at the time of such repeal or modification.

        For the purpose of forming the corporation under the laws of the State of California, the undersigned incorporator has executed these Articles of Incorporation.

Dated: September 26, 2006

/s/ Antónia E. Lopes Antónia E. Lopes, Sole Incorporator

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  Exhibit 3.62